                                                                    Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

                                                  Predecessor Company II
                                            ------------------------------------
                                                 Fiscal Year
                                                    Ended        Period ended

                                                September 29,     January 13,
                                                    2001             2002

Earnings:
Income (loss) before income
taxes                                              (116,200)       (1,600)
Preferred stock dividend
requirement                                                -             -
Fixed charges                                         11,963         4,359
                                                   ---------         -----

Total adjusted earnings                            (104,237)         2,759

Fixed charges:
Interest expense                                       8,200         2,300
Interest portion of net rental
expense                                                3,763         2,059
Preferred stock dividend
requirement                                                -             -
                                                ------------             -

Total fixed charges                                   11,963         4,359

Ratio of earnings to fixed
charges                                                    -             -

Deficiency of earning
   to cover fixed charges                            116,200         1,600

                                            Predecessor Company I
                                  ------------------------------------------
                                                  Fiscal Year                                Fiscal Year
                                  Period ended       Ended      Period Ended   Period Ended     Ended

                                  September 28,  September 27,     June 27,    September 25,  October 1,
                                      2002            2003           2004          2004          2005

Earnings:
Income (loss) before income
taxes                                  2,609          28,258         33,309      (12,858)     (125,200)
Preferred stock dividend
requirement                          (6,852)        (11,218)        (9,229)      (2,593)       (11,013)
Fixed charges                         18,111          27,912         21,925      10,089         50,183
                                      ------          ------         ------      -------       ------

Total adjusted earnings               13,868          44,953         46,005      (5,362)       (86,030)

Fixed charges:
Interest expense                       7,000          10,377          7,563       5,899         32,527
Interest portion of net rental
expense                                4,259           6,318          5,133       1,597          6,643
Preferred stock dividend
requirement                            6,852          11,218          9,229       2,593         11,013
                                       -----          ------          -----       -----         ------

Total fixed charges                   18,111          27,912         21,925       10,089        50,183

Ratio of earnings to fixed
charges                                    -             1.6            2.1            -             -

Deficiency of earning
   to cover fixed charges              4,243                                      15,451       136,213